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                                                                   Exhibit 99(a)

                 JULIE ABRAHAM ANNOUNCES DECISION TO LEAVE ADVO

Windsor, Conn. -- November 12, 2002 -- ADVO, Inc. (NYSE: AD) today announced that after 17 years of service to the company, Julie Abraham, Senior Vice President and Chief Financial Officer, has decided to leave the company for personal reasons.

"ADVO has been fortunate to benefit from the high level of integrity and strength of accounting that Julie brought to her position," said Gary Mulloy, ADVO's Chairman and Chief Executive Officer. "We will miss her dedication and professionalism, and are grateful for the contributions she has made to our success over the last 17 years. Our focus now will be on finding a highly qualified person to fill this very important position."

While ADVO recruits for a new Chief Financial Officer, Don McCombs, ADVO Executive Vice President and President of Operations, will fill the role, which he has held previously. Ms. Abraham has agreed to assist ADVO during the transition process.

ADVO is the largest full-service targeted direct mail marketing services company in the United States, with annual revenues of over $1.1 billion. The Company's shared mail advertising programs reach 102 million U.S. households on a weekly and monthly basis. This includes its core ShopWise(TM) branded programs, and the reach of its ADVO National Network Extension (A.N.N.E.) program. Additionally, the Company's SuperCoups(R) advertising solutions provide targeted advertising for local neighborhood businesses. ADVO launched the America's Looking For Its Missing Children(R) program in partnership with the National Center for Missing & Exploited Children and the United States Postal Service in 1985, and ADVO's missing child cards are responsible for safely recovering 120 children. ADVO has 23 mail processing facilities and 50 sales offices nationwide. ADVO's corporate headquarters are located at One Univac Lane, Windsor, Connecticut 06095, and the Company can be visited at its Web site at www.advo.com.


CONTACT:
Chris Hutter
Vice President, Investor Relations
ADVO, Inc.
(860) 285-6424